                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                         OGDEN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
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         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
Ogden Corporation
Two Pennsylvania Plaza
New York, NY 10121

    [LOGO]

April 10, 1998

TO OUR SHAREHOLDERS:

    On behalf of the Board of Directors, it is my pleasure to invite you to attend Ogden's 1998 Annual Meeting to be held at the Villas of Grand Cypress, One North Jacaranda, Orlando, Florida, at 9:00 A.M. (Eastern Daylight Savings
Time), on Wednesday, May 20, 1998.

    I am pleased to advise you of the adoption of certain changes regarding our Board of Directors, as more fully discussed in the attached Proxy Statement. We have adopted a Director retirement program pursuant to which no one will be eligible for election as a Director who has reached age 72 and current Directors who were elected when they were 72 or older will be retiring. We have also established a Governance Committee composed of outside independent Directors and have eliminated interlocking relationships between Directors and Ogden.

    As a result of the retirement program several senior and long time Directors will be leaving the Ogden Board and their insight and guidance will be greatly missed. However, as we go forward our goal is to create a collective blend of talent within our Board that will assist Ogden in achieving its long-term objectives. In particular our newly created Governance Committee, with input from our other Directors, will be focusing on candidates who have significant business experience and who will provide Ogden with independent perspective and counsel.

    The matters to be acted upon at the meeting, including the election of Directors, are described in the attached Notice of Annual Meeting and Proxy Statement which we urge you to read carefully. Time will be set aside at the meeting for discussion of each item of business described in the Proxy Statement as well as any other matters of interest to you as a shareholder.

    The Ogden Board of Directors and Management believe that our three global businesses have exciting challenges ahead and that the reward for success will be a greater return on our shareholders investment. The changes effected within our Board to create a collective blend of talent will assist management in achieving our long-term objectives.

    Shareholders who find it convenient are cordially invited to attend the meeting in person. It is important that your shares be represented at the meeting. Accordingly, whether or not you expect to attend, you are urged to sign, date and return the enclosed proxy card in the enclosed postage paid envelope to ensure that your shares will be represented at the annual meeting.

R. RICHARD ABLON
CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF OGDEN CORPORATION

    Notice is hereby given that the Annual Meeting of Shareholders of Ogden Corporation ("Ogden") will be held at The Villas of Grand Cypress, One North Jacaranda, Orlando, Florida, on Wednesday, May 20, 1998, at 9:00 A.M. (Eastern Daylight Savings Time), for the following purposes:

(1) To elect four directors to hold office for terms of three years until the Annual Meeting of Shareholders in 2001 and until their respective successors have been elected and qualified;

(2) To ratify the appointment of Deloitte & Touche LLP as auditors of Ogden and its subsidiaries for the year ending December 31, 1998;

(3) To consider and act upon a proposal submitted by a shareholder requesting the Board of Directors take the steps necessary to provide that new directors be elected annually and not by classes;

(4) To consider and act upon a proposal submitted by a shareholder requesting the Board of Directors arrange for the prompt sale of Ogden Corporation to the highest bidder;

(5) To consider and act upon a proposal submitted by a shareholder requesting Ogden to endorse the Coalition for Environmentally Responsible Economics Principles; and

(6) To consider and act upon such other business as may properly come before the annual meeting.

    The Board of Directors has fixed April 7, 1998, as the record date for the annual meeting and all shareholders of record of Ogden at the close of business on such date shall be entitled to notice of and to vote at the annual meeting.

                                             By Order of the Board of Directors
                                                  KATHLEEN RITCH,
                                                  Vice President and Secretary
Dated: New York, N.Y.

       April 10, 1998

                                   IMPORTANT

    PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE, SO THAT YOUR SHARES MAY BE VOTED IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING.

PROXY STATEMENT

    The following statement is submitted to shareholders in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Ogden Corporation ("Ogden") to be held at 9 a.m. local time on Wednesday, May 20, 1998 (the "Annual Meeting") at The Villas of Grand Cypress, One North Jacaranda, Orlando, Florida and at any adjournments or postonements thereof. A proxy card for the Annual Meeting is enclosed. This Proxy Statement and the accompanying proxy card are first being sent to shareholders on or about April 10, 1998.

    The purposes of the Annual Meeting are (1) to elect four directors to hold office for terms of three years until the Annual Meeting of Shareholders in 2001 and until their respective successors have been elected and qualified; (2) to ratify the appointment of Deloitte & Touche LLP as auditors of Ogden and its subsidiaries for the year ending December 31, 1998; (3) to consider and act upon a proposal submitted by a shareholder requesting the Board of Directors take the steps necessary to provide that new directors be elected annually and not by classes; (4) to consider and act upon a proposal submitted by a shareholder requesting the Board of Directors arrange for the prompt sale of Ogden Corporation to the highest bidder; (5) to consider and act upon a proposal submitted by a shareholder requesting Ogden to endorse the coalition for Environmentally Responsible Economics Principles; and (6) to consider and act upon such other business as may properly come before the Annual Meeting.

    The solicitation of proxies to which this Proxy Statement relates is made by and on behalf of the Board of Directors of Ogden. The costs of this solicitation will be paid by Ogden. Such costs include preparation, printing, and mailing of the Notice of Annual Meeting, proxy cards, and Proxy Statement. The solicitation will be conducted principally by mail, although directors, officers, and employees of Ogden and its subsidiaries (at no additional compensation) may solicit proxies personally or by telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for proxy material to be sent to their principals, and Ogden will reimburse such persons for their expenses in so doing. Ogden is also retaining D.F. King & Co., Inc. to solicit proxies and will pay D.F. King & Co., Inc. a fee of $8,500 in connection therewith.

    The shares represented by all valid proxies in the enclosed form will be voted if received in time for the Annual Meeting in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted FOR the nominees named in this Proxy Statement; FOR the ratification of Deloitte & Touche LLP as auditors; and AGAINST the three shareholder proposals. Each proxy is revocable at any time prior to being voted by delivering a subsequent proxy, by giving written notice to the Secretary of Ogden or by attending the Annual Meeting and voting in person, provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the revocation or the subsequent proxy before the vote is taken.

VOTING SECURITIES

    As of April 7, 1998, the record date for the Annual Meeting, Ogden had outstanding 50,361,207 shares of common stock ("Common Stock") and 73,386 shares of $1.875 Cumulative Convertible Preferred Stock, Partially Participating ("Series A Preferred Stock"), excluding shares held in the corporate treasury. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to one-half vote per share on all matters to come before the Annual Meeting, including the election of directors.

    Ogden has been advised by FMR Corp. and Putnam Investments, Inc. that they, along with certain of their investment managers are the beneficial owners of more than 5% of Ogden's Common Stock, which were acquired for investment purposes for certain of their advisory clients. The following table sets forth certain information concerning the foregoing as of December 31, 1997:

                                               NAME AND ADDRESS              AMOUNT AND NATURE OF       PERCENT
TITLE OF CLASS                               OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP      OF CLASS
------------------------------------  ----------------------------------  --------------------------  -----------
Common..............................  FMR Corp.                                 5,545,300 shares(1)        11.05
                                      Devonshire Street
                                      Boston, Massachusetts 02109

Common..............................  Putnam Investments, Inc.                  4,064,100 shares(2)         8.00
                                      One Post Office Square
                                      Boston, Massachusetts 02109

------------------------

(1) A Schedule 13G Report dated February 14, 1998 shows that 2,546,100 shares are held with sole power to vote or to direct the vote and 5,545,300 shares are held with sole power to dispose or direct the disposition thereof.

(2) A Schedule 13G Report dated January 16, 1998 shows that 6,400 shares are held with shared voting power and 4,064,100 shares are held with shared dispositive power.

    The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the shareholder chooses to do so. Each nominee for election as a director requires a plurality of the votes cast in order to be elected. Each other proposal submitted to the shareholders requires the affirmative vote of the holders of a majority of the votes present at the Annual Meeting, in person or by proxy, and entitled to vote. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards achievement of a plurality; where a shareholder properly withholds authority to vote for a particular nominee such shares will not be counted towards such nominee's or any other nominee's achievement of plurality. With respect to the other proposals to be voted upon: (i) if a shareholder abstains from voting on a proposal, such shares are considered present at the meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal; and (ii) shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be voted only as to those matters actually voted, and will not have the effect of either an affirmative or negative vote as to the matters with respect to which the broker does not have authority to vote and a beneficial holder has not provided voting instructions (commonly referred to as "broker non-votes").

                                   DIRECTORS

BOARD RESTRUCTURING

    Three major actions were recently taken by Ogden's Board of Directors with respect to governance matters. First, a mandatory retirement program was adopted which requires that any current director who is over age 72 will retire at the Board meeting following the 1998 Annual Meeting, unless such director was under age 72 at the time of election, in which case the director will serve the remainder of their term. As part of that program, Ogden's By-Laws were amended to require any person elected as a director to be less than 72 years old at the time of election or appointment.

    Second, interlocking relationships, such as consulting arrangements, between Ogden and any of its directors will be prohibited and all such existing arrangements are being terminated.

    Third, a Governance Committee was established composed of three outside independent directors. This Committee will monitor and make recommendations on issues of corporate governance, such as board size, compensation, retirement policies, nominees for new directorships and board performance.

    Pursuant to the retirement program, at the Board meeting following the Annual Meeting, Ralph Ablon, Frederick Seitz, and Stanford Penner will resign as directors of Ogden. Abe Zaleznik, whose term expires at the 1998 Annual Meeting will also retire and the Board has nominated Anthony J. Bolland to replace Mr. Zaleznik on managements's slate of directors. Information concerning Mr. Bolland is set forth below.

    The Board believes that approximately 12 to 15 members is an appropriate size for the Ogden Board and that the Board should be made up of a substantial majority of independent, non-employee directors. The Governance Committee will actively seek directors to replace the foregoing retiring directors. The Committee will review the appropriate skills and characteristics required of the Board in light of the current make-up of the Board, including issues of diversity, age and expertise. With input from the Chairman of the Board and the other directors, the Committee will make recommendations of additional directors to the Board, who has the authority to fill the vacancies created. The Committee will seek to recommend individuals with extensive business backgrounds either as a director or as a senior executive of a public corporation.

ELECTION OF DIRECTORS--PROPOSAL NUMBER (1).

    The Ogden Restated Certificate of Incorporation provides for a Board of Directors that is divided into three classes of directors, which are designated Class I, Class II, and Class III, respectively. The directors elected to each class serve three-year terms. The expiration of the terms of the directors elected in each Class is staggered so that the terms of directors elected to one of the classes expires at each Annual Meeting of Shareholders. The terms of office of directors elected to Class II will expire at the Annual Meeting, those of the directors elected to Class I will expire at the Annual Meeting in 2000, and those of the directors elected to Class III will expire at the Annual Meeting in 1999.

    The Board of Directors has nominated the four persons named in the table below to serve as the Class II directors for terms of office commencing at the Annual Meeting and continuing until the 2001 Annual Meeting of Shareholders and until their respective successors are elected and qualified. Ogden has no reason to believe that any such nominee will be unable to serve as a director if elected. All nominees were elected a director at Ogden's 1995 Annual Meeting of Shareholders except Anthony J. Bolland who has been nominated to replace Abraham Zaleznik who will be leaving the Board after the 1998 Annual Meeting. Mr. Bolland is Managing Director of Boston Ventures Management, Inc., a Massachusetts corporation located in Boston, Massachusetts. Boston Ventures Management, Inc. is a venture capitalist and the owner and manager of several very large limited partnership investments. Mr. Bolland has been associated with Boston Ventures Management, Inc. since August 1983. Prior thereto, he served as Vice President of First Venture Capital Corporation. Mr. Bolland serves as a member of the Board of Directors of America Media, Inc., Six Flags Entertainment Corporation and Signet Communications. He received his L.L.B. degree from Warwick University, England in 1975.

                        NOMINEES FOR CLASS II DIRECTORS

    The following table sets forth certain information concerning the nominees for election as directors. Each of the nominees except Mr. Bolland is presently serving as a director of Ogden. Except as set forth below, each person listed in this table and the succeeding table has held the same principal employment or occupation.

                                                 TERM TO                      PRINCIPAL                     FIRST BECAME
NAME, AGE, AND OTHER INFORMATION                 EXPIRE                      OCCUPATION                      A DIRECTOR
---------------------------------------------  -----------  ---------------------------------------------  ---------------
(1)R. Richard Ablon: Age 48..................        1998   Chairman of the Board, President and Chief             1986
  Member of Ogden's                                           Executive Officer of Ogden.
  Management Committee.

Judith D. Moyers: Age 62.....................        1998   President, Public Affairs Television, Inc.,            1978
  Chairman of Ogden's Compensation                            Home Economist and Education Specialist.
  Committee; member of the Management
  Committee,
  and Governance Committee;
  Director, PaineWebber Family of Mutual
  Funds.

Robert E. Smith: Age 62......................        1998   Counsel, Rosenman & Colin LLP, a law firm.             1990
  Member of Ogden's Audit Committee,
  Governance Committee and Management
  Committee; Director, The Zweig Fund, Inc.
  and The Zweig Total Return Fund, Inc.

Anthony J. Bolland: Age 45...................          --   Managing Director, Boston Ventures                     1998
  Director of American Media, Inc., Six Flags                 Management, Inc.
  Entertainment Corporation and Signet
  Communications; prior Vice President of
  First Venture Capital Corporation.

------------------------

(1) Mr. Ablon is the son of Ralph E. Ablon, an Ogden director.

                         DIRECTORS WHOSE TERMS CONTINUE

    The following table sets forth certain information concerning directors whose terms are continuing.

                                                 TERM TO                      PRINCIPAL                     FIRST BECAME
NAME, AGE, AND OTHER INFORMATION                 EXPIRE                      OCCUPATION                      A DIRECTOR
---------------------------------------------  -----------  ---------------------------------------------  ---------------

(2)Ralph E. Ablon: Age 81....................        1999   Former Chairman of the Board-- Ogden.                  1962

Terry Allen Kramer: Age 64...................        1999   Self employed, Financial Ventures and                  1977
  Director and Chairman of                                  Theatrical Ventures.
  the Board, American Diversified
  Enterprises, Inc.; Director Gibraltar Bank
  and President, Remark Theatrical
  Productions, Inc.

(2)Frederick Seitz: Age 86...................        1999   President Emeritus, The Rockefeller                    1977
  Director of Profile Diagnostic                            University.
  Sciences, Inc.

Helmut Volcker: Age 64.......................        1999   Professor of Energy Technology, University of          1994
  Chairman of Ogden's Technology                            Essen.
  Committee; Chairman, Technical
  Advisory Board, GEC Alsthom
  EVT Energie und Verfahrenstechnik GmbH,
  Stuttgart; former member of the Management
  Board, STEAG AG, Essen and Commerzbank AG,
  Dusseldorf.

Jeffrey F. Friedman: Age 51..................        1999   Investment Manager and Director                        1998
  Chairman of Ogden's Audit                                 of Risk Management Activity
  Committee and member of the                               and Corporate Hedging, Dreyfus
  Compensation Committee                                    Corporation.

                                                 TERM TO                      PRINCIPAL                     FIRST BECAME
NAME, AGE, AND OTHER INFORMATION                 EXPIRE                      OCCUPATION                      A DIRECTOR
---------------------------------------------  -----------  ---------------------------------------------  ---------------
David M. Abshire: Age 71.....................        2000   President, Center for Strategic and                    1987
  Member of Ogden's                                         International Studies.
  Management Committee; previously served on
  the Board of Directors of Proctor and
  Gamble Company and the Advisory Board of
  British Petroleum.

Norman G. Einspruch: Age 65..................        2000   Senior Fellow in Science and Technology and            1981
  Chairman of Ogden's Management                            Professor and Chairman of Industrial
  Committee; member of Ogden's                              Engineering, University of Miami.
  Audit, Technology and Compensation
  Committees; Director of Capital Factors
  Holding, Inc.

Attallah Kappas: Age 71......................        2000   Sherman Fairchild Professor; Physician-                1988
  Member of Ogden's Management                              in-Chief Emeritus and past Vice President,
  Committee and Technology                                  The Rockefeller University.
  Committee; Past Vice President, The
  Rockefeller University.

Homer A. Neal: Age 55........................        2000   Professor of Physics, Director of Project              1988
  Chairman of Ogden's                                       Atlas, Interim President Emeritus, University
  Governance Committee;                                     of Michigan.
  member of Ogden's Audit
  Committee and Technology
  Committee; Director of Ford
  Motor Company.

(2)Stanford S. Penner: Age 76................        2000   Professor Emeritus, Former Vice Chancellor,            1985
  Director Optodyne                                         Department Chairman, and Institute Director,
  Corp.                                                     University of California at San Diego;
                                                            Editor-in-Chief, Energy--The International
                                                            Journal.

------------------------

(2) Pursuant to Ogden's retirement program Messrs. Ralph Ablon, Seitz and Penner will resign as directors at the Board meeting following the 1998 Annual Meeting.

                      COMMITTEES OF THE BOARD OF DIRECTORS

    MANAGEMENT COMMITTEE. The Management Committee is composed of five independent outside Directors (including its Chairman) and one management Director. The Management Committee's principal functions are to review and evaluate Ogden's strategies, plans, policies and management needed to meet long-range goals and objectives. The Committee's functions also include evaluating and reviewing business transactions under consideration by management, Ogden's financial status, current financial arrangements, current and anticipated financial requirements and issuance and sale of Ogden securities and advising and recommending to the Board of Directors with respect thereto. There were six meetings of the Management Committee during 1997.

    COMPENSATION COMMITTEE. The Compensation Committee is composed of three "non-employee directors" (within the meaning of amended Rule 16b-3 of the Securities Exchange Act) and "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended) who are not employees or members of management of Ogden or any of its subsidiaries. The Compensation Committee is responsible for reviewing and approving compensation and benefit plans for Ogden and providing independent judgment as to the fairness of the compensation and benefit arrangements for senior management of Ogden and its subsidiaries. The Compensation Committee administers Ogden's Stock Option Plans, determines the Chief Executive Officer's compensation and reviews and approves the annual salary, bonus and other benefits, direct or indirect, of other designated members of senior management of Ogden and its subsidiaries. There were three meetings of the Compensation Committee during 1997.

    GOVERNANCE COMMITTEE. The newly established Governance Committee is composed of three independent outside directors (including its Chairman). The Governance Committee's principal functions are to review and evaluate Ogden's Board practices. In particular, the Committee will be responsible for monitoring and making recommendations on issues such as Board size and composition, Director compensation and stock ownership, Director retirement, and CEO performance. The Committee will review, on an ongoing basis, the Board's performance as a whole as it relates to recognized "best Board practices" in the area of corporate governance. The Committee will also make recommendations to the Board of Directors with respect to nominees for new directors (including nominees submitted by shareholders), and board committee memberships with direct input from the Chairman of the Board and Chief Executive Officer and from the other directors.

    AUDIT COMMITTEE. The Audit Committee is composed of four independent outside Directors (including its Chairman). The Audit Committee's principal functions are to evaluate and review financial procedures, controls and reporting; compliance with Ogden's Corporate Policy of Business

Conduct; and both the audit scope and audit fees. There were five meetings of the Audit Committee during 1997.

    TECHNOLOGY COMMITTEE. The Technology Committee is composed of four independent outside Directors (including its Chairman). The Technology Committee's principal functions are to collect, review, study and evaluate various changes and innovations in technology, materials and technical services that may be of benefit to Ogden's operations. The Committee also reviews and takes into consideration environmental standards and pollution-control requirements connected with the operation by Ogden of various solid waste-to-energy and other operating facilities across the United States. There were six meetings of the Technology Committee during 1997.

                            DIRECTOR'S COMPENSATION

    Each Ogden director who is not an employee of Ogden or an Ogden subsidiary receives an annual director's fee of $9,000 plus $1,500 for each Board of Directors meeting attended. Each such director also receives an annual fee of $12,000 for each committee on which such director serves plus $1,500 for each committee meeting attended. In addition, each such director receives $500 for each day, or portion thereof, spent away from the director's city of residence on special director activities. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Directors who are employees of Ogden or an Ogden subsidiary receive no additional compensation for serving on the Board or any committee.

    Each nonemployee director of Ogden may be granted a Director's Stock Option and LSAR with respect to a number of shares of Ogden Common Stock as determined by the Compensation Committee not to exceed 25,000 shares at an exercise price equal to the average of the high and low sales price of Ogden Common Stock on the date of grant and which will vest at the rate of 20% per year over a 5 year period. Ogden's independent outside directors are not provided a pension or retirement plan.

    Jesus Sainz, an Ogden Director since 1994, resigned as an Ogden director on January 1, 1998. On January 15, 1998 he was elected Executive Vice President of Ogden and entered into a three year employment agreement with Ogden for which he was paid a bonus in the amount of $100,000. The employment agreement provides for a minimum annual salary of $325,000, an incentive bonus as determined by the Board of Directors of Ogden, a non-compete clause and a severance payment equal to three times his salary and bonus if he is terminated under certain conditions.

    During 1997 the Board of Directors held six regularly scheduled meetings. Each incumbent director attended at least 75% of the aggregate 1997 meetings of the Board and of the Committees on which such director served except Terry Allen Kramer.

                        SECURITY OWNERSHIP BY MANAGEMENT

    Information about the Common Stock beneficially owned as of March 31, 1998 by each nominee, each director, each executive officer named in the Summary Compensation Table and all directors and executive officers of Ogden as a group is set forth as follows:


                                                          BENEFICIAL OWNERSHIP
                                                                   OF
                                                           OGDEN COMMON STOCK
                                                         ----------------------
                                                          AMOUNT AND NATURE OF
                                                               BENEFICIAL         PERCENT OF
NAME OF BENEFICIAL OWNER                                      OWNERSHIP(1)         CLASS(2)
-------------------------------------------------------  ----------------------  -------------
R. Richard Ablon.......................................          1,252,855(3)           2.49
Ralph E. Ablon(9)......................................            245,126                 *
David M. Abshire.......................................             25,288(4)              *
Anthony J. Bolland.....................................                  0                 *
Lynde H. Coit..........................................            138,300(5)              *
Norman G. Einspruch....................................             36,440(4)              *
Jeffrey F. Friedman....................................              8,766                 *
Philip G. Husby........................................            147,460(6)              *
Attallah Kappas........................................             26,000(4)              *
Terry Allen Kramer.....................................            301,658(4)              *
Scott G. Mackin........................................            340,400(7)              *
Judith D. Moyers.......................................             31,655(4)              *
Homer A. Neal..........................................             25,604(4)              *
Stanford S. Penner(9)..................................             30,221(4)              *
Frederick Seitz(9).....................................             36,442(4)              *
Robert E. Smith........................................             26,000(4)              *
Bruce W. Stone.........................................            155,038(8)              *
Helmut Volcker.........................................             18,200(4)              *
Abraham Zaleznik(9)....................................             46,792(4)              *
All executive officers and directors as a group
    (28 persons) including those named above...........          3,614,324(10)          7.18


------------------------

(1) Except as otherwise noted each individual owns all shares directly and has sole investment and voting power with respect to all shares. No officer or director owns shares of Ogden Series A Preferred Stock.

(2) Asterisks indicate beneficial ownership of less than 1.0% of the class.

(3) Includes 30,655 shares held in trust for his minor children; and 960,000 shares subject to stock options which are exercisable within 60 days of March 1, 1998. Does not include 804 shares held by his wife. Mr. Ablon has neither investment nor voting power with respect to the shares held by his wife, and disclaims any beneficial interest in such shares.

(4) Includes 20,000 shares for Dr. Kappas, 15,000 shares for Dr. Volcker and 25,000 shares for each of Messrs. Abshire, Einspruch, Neal, Penner, Seitz, Smith, Zaleznik and Ms. Kramer and Moyers subject to stock options which are exercisable within 60 days of March 1, 1998. Also includes: 2,735 shares held by Dr. Einspruch in a Keogh Plan; 100 shares held by Dr. Neal jointly with his wife over which Dr. Neal has shared voting and investment authority with his wife; 1,000 shares held by Dr. Penner and his wife in a living trust for their children over which Dr. Penner has shared voting and investment authority with his wife; and 371 shares held by Dr. Seitz in trust with his children over which he has shared voting and investment authority with his children.

(5) Includes 136,300 shares subject to stock options which are exercisable within 60 days of March 1, 1998.

(6) Includes 144,000 shares subject to stock options which are exercisable within 60 days of March 1, 1998.

(7) Includes 324,400 shares subject to stock options which are exercisable within 60 days of March 1, 1998.

(8) Includes 150,200 shares subject to stock options which are exercisable within 60 days of March 1, 1998.

(9) Messrs. Ralph Ablon, Zaleznik, Penner and Seitz will be retiring from the Board as set forth under Board Restructuring.

(10) Includes 2,188,400 shares subject to options which are exercisable within 60 days of March 1, 1998 and approximately 472,397 shares of Ogden Common Stock which may be voted by Messrs. Coit, Husby, Stone and two other individuals as members of the Investment Committee of Ogden's Group Trust Fund for Profit Sharing Plans.

RATIFICATION OF AUDITORS--PROPOSAL NUMBER (2)

    Shareholders are requested to ratify the continued appointment of Deloitte & Touche LLP ("Deloitte") as auditors of Ogden and its subsidiaries for the year 1998. A representative of Deloitte is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Deloitte has been Ogden's auditors since 1951.

Audit and other services rendered by Deloitte for the fiscal year ended December 31, 1997, in addition to the audit of the Consolidated Financial Statements, included: review of financial and related information that is to be included in filings with the Securities and Exchange Commission; consultation during the year on matters related to accounting and financial reporting; audits of financial statements of certain subsidiary companies; audits of employee benefit plans contained in filings required pursuant to ERISA; consulting services; and meeting with the Audit Committee on matters related to the audit. Although Ogden is not required to submit the selection of auditors to the shareholders for ratification, it has elected to do so. In the event such selection is not ratified, Ogden would consider the selection of other auditors for fiscal years after 1998. However, it would not be possible to replace Deloitte as auditors for the 1998 fiscal year without significant disruption of Ogden's business.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NUMBER (2)

SHAREHOLDER PROPOSAL--PROPOSAL NUMBER (3)

    Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, an Ogden shareholder who has been the beneficial owner of shares of Ogden Common Stock with a market value of at least $1,000 and has held such shares continuously for at least one year, and has advised that he intends to maintain such ownership through the date of the 1997 annual shareholders meeting, has submitted the following resolution and supporting statement for inclusion in this Proxy Statement and will cause the resolution to be introduced at the Annual Meeting.

ELIMINATE CLASSIFIED BOARD OF DIRECTORS RESOLUTION

    "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state laws, to declassify the Board of Directors so that all director are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

SUPPORTING STATEMENT

    The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interest of the company and its stockholders.

    I believe that the Company classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

    The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

    I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS' REASONS FOR OPPOSING THE PROPOSAL

    The Board of Directors has evaluated the proposal submitted this year and which was also submitted at last year's Annual Meeting and determined that a classified Board is appropriate and prudent in protecting the interests of all of Ogden's stockholders, and that the continuity and quality of leadership that results from a classified Board provides the proper environment in which to foster the creation of long-term value for our stockholders. In 1984 the shareholders of the Corporation voted in favor of creating a classified Board of Directors. Since that time proposals similar to the one presented this year and last year were put before the stockholders several times and except for last year, each time received less than a majority of the votes cast.

    The Board of Directors believes that the success of the Corporation in producing long-term shareholder value, as reflected in capital appreciation, requires long-term and strategic planning, and careful and consistent application of the Corporation's financial and other resources. The Board believes that an abrupt change of control could be disruptive to the Corporation in achieving its long-term strategic goals and might deprive shareholders of the opportunity to realize the full value of their investment. The Board believes that a classified Board helps provide continuity in management by ensuring that a majority of the Board at any given time would have prior experience as directors of the Corporation.

    The foregoing proposed resolution does not amend Ogden's Restated Certificate of Incorporation. The amendment must first be approved by the Board of Directors and then submitted to the shareholders for a vote. A vote in favor of the proposal is only an advisory recommendation to the Board of Directors that the Board recommend to the shareholders the amendment to the Certificate of Incorporation. The Board of Directors, however, has not approved the requested action and is opposed to such an amendment. In the opinion of the Board of Directors, the above reasons continue to be valid and the classified board remains in the best interest of the shareholders.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL NUMBER (3)

SHAREHOLDER PROPOSAL -- PROPOSAL NUMBER (4)

    Mr. Charles Miller, 23 Park Circle, Great Neck, New York 11024, an Ogden shareholder who has been the beneficial owner of shares of Ogden Common Stock with a market value of at least $1,000 and has held such shares continuously for at least one year, and has advised he intends to maintain such ownership through the date of the 1998 annual shareholders meeting, has submitted the following resolution and supporting statement for inclusion in this Proxy Statement and will cause the resolution to be introduced at the annual shareholders meeting:

MAXIMIZE VALUE RESOLUTION

    RESOLVED: that the shareholders of Ogden Corporation urge the Ogden Corporation Board of Directors to arrange for the prompt sale of Ogden Corporation to the highest bidder.

SUPPORTING STATEMENT

    The purpose of the Maximize Value Resolution is to give all Ogden Corporation shareholders the opportunity to send a message to the Ogden Corporation Board that they support the prompt sale of Ogden Corporation to the highest bidder. A strong and or majority vote by the shareholders would indicate to the Board the displeasure felt by the shareholders of the financial performance of the company over many years and the drastic action that should be taken. Even if it is approved by the majority of the Ogden Corporation shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Ogden Corporation Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

    The prompt auction of Ogden Corporation should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

    The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION

BOARD OF DIRECTORS' REASONS FOR OPPOSING THE PROPOSAL

    The Board of Directors has a duty to act in the best interest of all shareholders. Maximizing shareholder value is most certainly an important component of that duty and the subject of shareholder value is considered often by the Board of Directors and management.

    The Board periodically reviews from a strategic perspective the long term outlook for Ogden. The prospects for Ogden's current businesses are reviewed and business plans developed. The Board continually evaluates acquisition prospects as well as the benefits that may be derived from selling existing businesses and reinvesting the after-tax proceeds thereof in new businesses.

    The Board believes that the interest of shareholders is best served by causing Ogden to continue to be operated effectively and efficiently to generate increasing operating earnings. To that end, the Board continually develops, plans and takes steps to achieve this goal. 1997 was a positive year for Ogden, it was a year of accomplishment, we saw our stock price outperform all the major equity market indices. Over the past two years Ogden has disposed of most of the operations that did not meet our objectives for return on investment and earnings growth and as a result Ogden now focuses on three business segments -- Entertainment, Aviation and Energy. The foundation for growth is now largely in place. Therefore, the Board believes that adoption of this proposal would not serve Ogden's best interest and could actually diminish shareholder value.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL NUMBER (4)

SHAREHOLDER PROPOSAL -- PROPOSAL NUMBER (5)

    The custodian and a trustee of the New York City Employees' Retirement System ("NYCERS"), 1 Centre Street, New York, New York 10007-2341, an Ogden shareholder who has been beneficial owner of shares of Ogden common stock with a market value of at least $1,000 and has held such shares continuously for at least one year, and has advised that they intend to maintain such ownership through the date of the 1998 annual shareholders meeting, has submitted the following resolution and supporting statement for inclusion in this Proxy Statement and will cause the resolution to be introduced at the annual shareholders meeting.

    WHEREAS WE BELIEVE: Responsible implementation of a sound, credible environmental policy contributes to long-term shareholder value by increasing efficiency, decreasing environmental liabilities and associated litigation, and enhancing public image and product attractiveness;

    Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone. For maximum credibility and usefulness, such standards should address the concerns of investors and other stakeholders;

    Increasingly, investors expect companies to provide regularly, meaningful, comprehensive, impartial environmental reports. Standardized environmental reports enable investors to compare performance over time. They also attract investors seeking companies that are environmentally responsible.

    WHEREAS: The Coalition for Environmentally Responsible Economics (CERES), which includes some of this Company's shareholders, public interest representatives, and environmental experts, consulted with corporations to produce the CERES Principles -- a set of comprehensive public standards for environmental performance and standardizing reporting. A number of companies, including Bank America, Baxter International, Bethlehem Steel, General Motors, H.B. Fuller, ITT Industries, Pennsylvania Power and Light, Polaroid, and Sun Company, have endorsed the CERES Principles to demonstrate their commitment to public environmental accountability and standardizing reporting. Some Fortune-500 endorsers assert that the benefits of working with CERES are credibility and "value-added" through the company's environmental initiatives;

    By endorsing the CERES Principles, a company commits to work toward:

    (1) Protection of the biosphere; (2) Sustainable use of natural resources;
(3) Waste reduction and disposal; (4) Energy conservation; (5) Risk reduction;
(6) Safe products/services; (7) Environmental restoration; (8) Informing the public; (9) Management commitment; and (10) Audits and reports. (Full text of the CERES Principles and accompanying CERES Report Form are obtainable from CERES, 711 Atlantic Avenue, Boston, MA 02110. Telephone: (617)451-0927).

    CERES is distinguished from other initiatives for corporate environmental responsibility by being a successful model of shareholder relations; a leader in public accountability through standardized environmental reporting; and a catalyst for significant and measurable environmental improvement within norms.

    RESOLVED: Shareholders request that the Company endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact.

SUPPORTING STATEMENT

    We believe, and recent reports have stated, that environmental initiatives can provide a competitive advantage to any company, and that such initiatives can enhance financial performance. In addition, the quality of a company's environmental management provides the outside world with a good indicator of the overall quality of the company's business management. We believe that endorsement of the CERES Principles would help to reduce environmental liabilities and increase efficiency and opportunities for costs saving.

    Your vote FOR this resolution would serve the best interests of our Company and its shareholders.

BOARD OF DIRECTORS' REASONS FOR OPPOSING THE PROPOSAL

    The Board of Directors believes that adoption of the principles advocated by the Coalition for Environmentally Responsible Economies (CERES) would impose costly, additional reporting requirements on Ogden which are not imposed by law but by an organization which is largely self-appointed. The Board of Directors believes that environmental compliance is an integral part of sound management and responsible corporate citizenship, and that it does not need to endorse CERES Principles to either of these goals. Accordingly, the Board of Directors believes that the interest of Ogden's stockholders is best served by focusing Ogden's efforts on achieving and maintaining environmental compliance with those laws and regulations promulgated by government entities, as well as continuing the Corporation's current programs which are designed to require full compliance by all of Ogden's employees and operations with applicable environmental laws and regulations governing any of Ogden's businesses.

    The Board believes that through the effective implementation of its existing programs and corporate compliance with industry codes and governmental regulations, it has met almost all of the goals of the CERES Principles without accepting those portions of such Principles which might cause Ogden to incur additional costs and obligations.

    Ogden's management, monitored by the Board of Directors and the Audit Committee of the Board, will continue to be responsive to the need to inform the stockholders and other interested parties, including the affected communities, of its environmental activities and to demonstrate its commitment to environmental accountability. The Board believes that this can and will be accomplished without subscribing to the CERES Principles.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL NO. (5)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of Ogden's Compensation Committee are "non-employee directors" (within the meaning of revised Rule 16b-3 of the Securities Exchange Act) and "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended) of Ogden who are not employees or members of management of Ogden or any of its subsidiaries.

    The Compensation Committee Report on Executive Compensation and the Graph which follows shall not be deemed to be incorporated by reference into any filing made by Ogden under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent Ogden incorporates such report and graph by specific reference.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

THE EXECUTIVE COMPENSATION PROGRAM

    Ogden has designed its executive compensation program to attract, motivate and retain talented executives. Toward this end, the executive compensation program provides:

    - A base salary program to attract and retain talented executives who demonstrate the qualities required in the Ogden entrepreneurial culture and who meet the corporation's rigorous goals and standards.

    - Annual incentive bonus payments that are highly variable based on the achievement of Ogden's earnings-per-share target and pre-established individual goals. These incentive bonuses reward individuals whose performance contributes to achieving strategic and financial corporate objectives, which increased shareholder value. Additionally, the CEO Formula Bonus Plan sets annual incentive bonus targets for the CEO based on a pre-tax return on equity formula.

    - Clear and uncomplicated long-term incentives, in the form of stock options, to encourage equity ownership and to align executive's interests with shareholders. Stock options are granted periodically to reflect expanded roles and responsibilities or to readjust the total direct compensation mix. Grants typically vest over a five-year period and expire ten years from grant date.

CHIEF EXECUTIVE OFFICER (CEO) COMPENSATION

    The Committee set Mr. Ablon's base salary for 1998 at $1,000,000, representing an annual increase of $200,000 (25%). Mr. Ablon's last salary increase occurred in 1994. He was also awarded a 1997 bonus of $1,000,000 which was payable under the CEO Formula Bonus Plan for 1997 performance; and granted no new stock options. The factors utilized by the Committee in reaching its decisions are summarized below:

    COMPETITIVE PRACTICE IN CEO COMPENSATION -- Ogden operates diverse lines of business. Its success depends on the marketing and financial acumen as well as the creativity of its executives. As such, it competes for executive talent with any number of major Fortune 500 companies across many industries. Therefore, the Committee reviews summaries of prevailing CEO compensation practices of major companies in many industries rather than just companies within the specific service industry category. The Committee uses this information to evaluate competitive factors affecting the CEO compensation. The Committee reviewed the competitive practices in CEO compensation based on The Wall Street Journal/William M. Mercer (WSJ/Mercer) survey of 1997 Proxy Statements (comparing 1996 compensation from 350 major service and industrial companies).

    The Committee evaluated Mr. Ablon's 1997 total cash compensation against 1996 competitive pay at 80 of the 350 companies with revenues under $3.0 billion (1996 was the most recent year for which information was available). Using these measures, Mr. Ablon's total compensation, including base salary, bonus and long-term incentive payments, approximates the 75th percentile of total direct compensation.

    CEO FORMULA BONUS PLAN -- 1997 PERFORMANCE -- The CEO Formula Bonus Plan (the Plan), adopted by the Committee and approved by shareholders in 1994, sets forth a Target Bonus which can be earned based upon the Pre-Tax Return on Equity
(ROE) Performance Level achieved for each calendar year. Under the terms of the Plan, Ogden's 1997 Pre-Tax Income of $130,778,000 was divided by opening Shareholders' Equity of $550,925,000 equaling 23.7%. This Performance Level earns Mr. Ablon 125% of the Target Bonus. The 1997 Target Bonus, which equals base pay, was $800,000.

    CEO Formula Bonus Plan -- 1998 Targets -- Under the terms of the Plan, the Committee must pre-establish the Performance Levels for each calendar year. The Target Bonus for 1998 is $1,000,000, 100% of base salary. The bonus that may be awarded under the Plan may vary based upon Ogden's Pre-Tax Return On Equity Performance Level. The Committee established the following Performance Levels for 1998 (unchanged from 1997):

PRE-TAX ROE PERFORMANCE LEVEL                                              % OF TARGET BONUS
------------------------------------------------------------------------  -------------------
less than 13%...........................................................           0
13% to under 17%........................................................          75%
17% to under 21%........................................................         100%
21% to under 25%........................................................         125%
25% or greater..........................................................         150%

    FINANCIAL PERFORMANCE -- Ogden's overall financial performance for 1997 reflected the progress of the Company's refocusing efforts. For the 1997 year, Ogden's stock price returned 48.4%, well ahead of the respective indices. Ogden's total shareholder return (assumes reinvestment of dividends) of 56.6% significantly outperformed the Dow Jones Industrial Average at 24.9%, the S&P 500 at 33.4% and the S&P Mid Cap 400 at 32.2%.

OTHER EXECUTIVE COMPENSATION

    The Committee decided on 1998 base salaries for Messrs. Mackin, Husby, Stone and Coit, in the amounts of $517,275, $312,000, $281,216, $270,400 respectively,
(representing increases of 4.5%, 4.0%, 4.0% and 4.0%, respectively) and annual bonus amounts reflected in the Summary Compensation table, for 1997 performance.

    In arriving at these decisions, the Committee considered individual contributions during 1997. The Committee also considered summaries of executive compensation surveys published by leading compensation consulting firms.

    In reviewing competitive pay levels, the base salary and bonus awards of Messrs. Mackin, Husby, Stone and Coit ranged near the 75th percentile of comparable positions in other Fortune 500 companies within the $1 billion to $3 billion revenue range.

POLICY REGARDING DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Ogden's policy regarding deductibility of executive pay in excess of $1 million is to preserve the tax deductibility of the CEO's annual incentive bonus and stock options by having these two components of compensation qualified as performance-based under the IRS rules. The CEO Formula Bonus Plan and the 1990 Ogden Stock Option Plan, as amended, both of which were adopted by the Committee and the Board, and approved by shareholders, constitute the largest elements of the CEO's compensation package. The Committee acknowledges that there may be certain non-cash "imputed income" items, which may cause pay to exceed $1 million in any year. This policy does not contemplate restricting the Committee from using discretionary business judgment as it determines appropriate.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS (1)

Abraham Zaleznik, Chairman
Norman G. Einspruch
Judith Davidson Moyers
Frederick Seitz

------------------------

(1) Since Messrs. Zaleznik and Seitz will be retiring, the Board has subsequently appointed Judith Moyers as Chairman and Norman Einspruch and Jeffrey Friedman as members of the Committee.

    Ogden is no longer listed in the S&P Specialized Services Group Index, however, since the index did appear in Ogden's 1997 Proxy Statement it is required to be reflected again this year. Solely for the foregoing reason it is reflected, along with the S&P Index and S&P Midcap 400 Index, in the following graph which compares the cumulative total shareholder return on Ogden's common shares for the last five fiscal years with the cumulative total shareholder return on each of the foregoing indices assuming the investment of $100 in Ogden common shares and the reinvestment of all dividends.

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER
                   RETURN AMONG OGDEN, THE S&P 500 INDEX, THE
                        S&P MIDCAP 400 INDEX AND THE S&P
                        SPECIALIZED SERVICES GROUP INDEX

                             EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the aggregate cash and noncash compensation for each of the last three fiscal years awarded to, earned by or paid to the Chief Executive Officer of Ogden and each of Ogden's four other most highly compensated executive officers whose salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION (1)
                                 ----------------------------------------------------------------------------------
                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                     ---------------
                                                                                         NUMBER
                                                                                        OPTIONS/        ALL OTHER
                                                                    OTHER ANNUAL         LIMITED      COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR      SALARY      BONUS     COMPENSATION(2)       SARS(3)           (4)
-------------------------------  ---------  ---------  ---------  -----------------  ---------------  -------------

R. Richard Ablon,..............       1997  $ 800,000  1,000,000(5)     $ 131,639                       $ 160,840
  Chairman of the Board,              1996    800,000    800,000        148,188                                 0
  President and Chief Executive       1995    800,000    400,000        142,890                                 0
  Officer, Ogden and Chairman
  and Chief Executive Officer,
  Ogden Energy Group, Inc., a
  100% owned subsidiary of
  Ogden.

Scott G. Mackin,...............       1997    495,000    450,000              0            50,000          88,156
  Executive Vice President,           1996    475,000    375,000              0                            85,530
  Ogden and President and Chief       1995    450,000    375,000              0                            79,986
  Operating Officer, Ogden
  Energy Group, Inc., a 100%
  owned subsidiary of Ogden.

Philip G. Husby,...............       1997    300,000    235,000              0                            42,339
  Senior Vice President and           1996    300,000    115,000              0                             4,500
  Chief Financial Officer,            1995    260,000    115,000         39,952                             4,500
  Ogden.

Bruce W. Stone,................       1997    270,400    209,280        129,095                            45,988
  Executive Vice President and        1996    260,000    180,000              0                            44,761
  Managing Director, Ogden            1995    250,000    180,000              0                            42,670
  Energy Group Inc., a 100%
  owned subsidiary of Ogden.

                                                              ANNUAL COMPENSATION (1)
                                 ----------------------------------------------------------------------------------
                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                     ---------------
                                                                                         NUMBER
                                                                                        OPTIONS/        ALL OTHER
                                                                    OTHER ANNUAL         LIMITED      COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR      SALARY      BONUS     COMPENSATION(2)       SARS(3)           (4)
-------------------------------  ---------  ---------  ---------  -----------------  ---------------  -------------
Lynde H. Coit,.................       1997    260,000    190,000         50,715                            37,565
  Senior Vice President and           1996    260,000    107,250         50,482                             4,500
  General Counsel, Ogden.             1995    235,000    105,000         36,000                             4,500

------------------------

(1) Includes annual compensation awarded to, earned by or paid to the individual during the last three fiscal years, or any portion thereof, that he served as an executive officer of Ogden.

(2) Amounts in this column represent cost of life insurance, car allowance, medical reimbursement, personal use of aircraft and other personal benefits which in the aggregate exceeded the lesser of either $50,000 or 10% of the executives combined salary and bonus. The only personal benefits exceeding 25% of the total personal benefits reported in 1997 for the listed executive officers was a charge of $89,473 for use of the Ogden aircraft by Mr. Ablon and a reimbursement for medical expenses in the amount of $107,846 and $37,879 for Messrs. Stone and Coit, respectively.

(3) See "Stock Option Table (I) -- Option/LSAR Grants in Last Fiscal Year" of this Proxy Statement.

(4) Includes, for the fiscal year ending December 31, 1997: (i) 401(K) matching contributions credited to the account balances of Messrs. Ablon, Husby and Coit in the amount of $0, $4,800, and $4,800, respectively, under the Ogden 401(k) Plan; (ii) an annual contribution in the amount of $16,150 to each of the account balances of Messrs. Mackin and Stone under the Ogden Energy Group Profit Sharing Plan; and (iii) a special discretionary cash payment made to Messrs. Ablon, Mackin, Husby, Coit and Stone in the amount of $160,840, $72,006, $37,539, $32,765 and $29,838, respectively, as a result of contribution limitations imposed by the Internal Revenue Code relating to the Ogden Energy and Ogden Profit Sharing Plans.

(5) Mr. Ablon's bonus was determined in accordance with the CEO Formula Bonus Plan (see "Compensation Committee Report on Executive Compensation--Chief Executive Officer (CEO) Compensation" of this Proxy Statement).

                              STOCK OPTION TABLES

    (I) The following table sets forth information with respect to the named executive officers of Ogden concerning the grant of Ogden stock options and the limited stock appreciation rights ("LSARS") during the fiscal year 1997:

                     OPTION/LSAR GRANT IN LAST FISCAL YEAR

                                             NUMBER OF        % OF TOTAL
                                            SECURITIES       OPTIONS/LSARS
                                            UNDERLYING        GRANTED TO      EXERCISE                GRANT DATE
                                           OPTION/LSARS      EMPLOYEES IN     PRICE PER  EXPIRATION     PRESENT
NAME                                        GRANTED (1)       FISCAL YEAR       SHARE       DATE       VALUE(2)
----------------------------------------  ---------------  -----------------  ---------  -----------  -----------

R. Richard Ablon........................             0                 0      $       0          N/A   $     N/A

Scott G. Mackin.........................        50,000(1)           8.77        20.1875    1/15/2007     188,612

Philip G. Husby.........................             0                 0              0          N/A         N/A

Bruce W. Stone..........................             0                 0              0          N/A         N/A

Lynde H. Coit...........................             0                 0              0          N/A         N/A

------------------------

(1) Options were granted at the fair market value of the Ogden Common Stock on the date of grant, vest at the rate of 20% per year over a five year period, and expire 10 years from date of grant. Each option is accompanied by a limited stock appreciation right which provides that the option becomes immediately exercisable upon a Change in Control of Ogden, as defined in the Ogden 1990 Stock Option Plan as Amended and Restated. See the "Limited Stock Appreciation Rights" section of this Proxy Statement.

(2) The estimated grant date present value was determined by using the Black-Scholes model with the following assumptions: an exercise price of $20.1875 per share, equal to 100% of the fair market value of Ogden Common Stock on the date of grant; stock price volatility of .2592; dividend yield of 6.014%; a 6.58% risk-free rate of return; and an option term of 10 years. No adjustments have been made for forfeitures or nontransferability. The ultimate value of the options will depend on the future market price of Ogden Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of Ogden's Common Stock over the exercise price on the date the option is exercised.

    (II) The following table sets forth information with respect to the named executive officers of Ogden concerning the exercise of stock options and LSARS during 1997 and the value of unexercised stock options held as of the end of 1997.

          AGGREGATED OPTION/LSAR EXERCISES IN 1997 AND FISCAL YEAR-END
                               OPTION/LSAR VALUES

                                                                                                          VALUE OF UNEXERCISED
                                                                              NUMBER OF SECURITIES            IN-THE-MONEY
                                                                             UNDERLYING UNEXERCISED    OPTIONS/LSAR AT FY-END (1)
                                              SHARES                         OPTIONS/LSAR AT FY-END
                                            ACQUIRED ON         VALUE      --------------------------  ---------------------------
NAME                                         EXERCISE         REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------------  -----------------  -------------  -----------  -------------  ------------  -------------

R. Richard Ablon.......................              0        $       0       840,000        240,000   $  7,307,072   $ 1,387,512

Scott G. Mackin........................              0                0       284,400        130,000      2,375,187       867,194

Philip G. Husby........................              0                0       128,000         32,000      1,559,832       185,002

Bruce W. Stone.........................              0                0       150,200              0      1,603,100             0

Lynde H. Coit..........................              0                0       116,300         40,000        934,240       231,252

------------------------

(1) Computed based upon the difference between the exercise price and the average of the high and low sale prices of Ogden Common Stock on the New York Stock Exchange Composite Tape on December 31, 1997.

OGDEN EXECUTIVE PENSION PLAN

    The Executive Pension Plan is a non-tax-qualified defined benefit plan that is generally not subject to the provisions of the Employee Retirement Income Security Act of 1974. Ogden makes annual contributions to the Executive Pension Plan trust, as determined by Ogden's actuary, which are deposited with The Bank of New York pursuant to a grantor trust agreement between Ogden and The Bank of New York. Ogden does not have access to or use of the trust assets; however, the assets may be subject to the claims of Ogden's general creditors in the event of its insolvency or bankruptcy. Amounts payable under the Executive Pension Plan are generally included in the recipient's income only when actually paid.

    All executive officers of Ogden, including those listed in the Summary Compensation Table (except Messrs. Mackin and Stone), are eligible to participate in the Executive Pension Plan and are entitled to a retirement benefit, subject to certain offsets as described below, equal to 1.5% of the executive's final average compensation for the five consecutive highest paid years out of the executive's last ten years preceding retirement multiplied by the executive's years of service.

    Compensation includes salary, bonus and other compensation received during the year and deferred income earned, but does not include imputed income, severance pay, special discretionary cash payments or other noncash compensation. An eligible executive becomes fully vested and entitled to a benefit under the Executive Pension Plan trust upon the completion of five years of service, unless the executive was a participant in Ogden's prior pension plan on December 31, 1988, in which event the executive is automatically fully vested. The relationship of the covered compensation to the annual compensation shown in the Summary Compensation Table would be the Salary and Bonus columns and any car allowance.

    Pursuant to the provisions of the Executive Pension Plan, a lump-sum equivalent of the monthly benefit to be distributed to the executive upon retirement, termination or death, is subject to offset by any amounts previously distributed to such executive as a result of the prior termination of Ogden's pension and supplemental pension plans and subject to an early retirement reduction of 6% per year prior to age 65. The amount distributed will be taxable to the executive as ordinary income at the time of distribution. As of December 31, 1997, R. Richard Ablon, Philip G. Husby and Lynde H. Coit have accrued 27, 11, and 9 years of service, respectively, under the plan and a monthly benefit accrual in the amount of $26,588, $3,950, and $3,893, respectively. Scott G. Mackin and Bruce W. Stone are not eligible for benefits under the Ogden Executive Pension Plan but do participate in the Ogden Energy Group Pension Plan as described below.

OGDEN ENERGY GROUP PENSION PLAN

    Scott G. Mackin and Bruce W. Stone participate in the Ogden Energy Group Pension Plan (the "Pension Plan"), a tax-qualified defined benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974. Under the Pension Plan each participant who meets the plan's vesting requirements will be provided with an annual benefit at or after age 65 equal to 1.5% of the participant's average compensation during the five consecutive calendar years of employment out of the ten consecutive calendar years immediately preceding his retirement date or termination date during which such average is highest, multiplied by his total years of service. Compensation includes salary and other compensation received during the year and deferred income earned, but does not include imputed income, severance pay, special discretionary cash payments or other noncash compensation. The relationship of the covered compensation to the annual compensation shown in the Summary Compensation Table would be the Salary and Bonus columns and any car allowance. A plan participant who is at least age 55 and who retires after completion of at least five years of employment receives a benefit equal to the amount he would have received if he had retired at age 65, reduced by an amount equal to 0.5% of the benefit multiplied by the number of months between the date the participant commenced receiving benefits and the date he would have received benefits if he had not retired prior to age 65.

    Messr. Mackin and Stone also participate in the Ogden Energy Group Supplemental Deferred Benefit Plan (the "Supplemental Plan"), a deferred compensation plan which is not qualified for federal income tax purposes. The Supplemental Plan provides that, in the event that the annual retirement benefit of any participant in the Pension Plan, determined pursuant to such plan's benefit formula, cannot be paid because of certain limits on annual benefits and contributions imposed by the Internal Revenue Code (the "Code"), the amount by which such benefit must be reduced will be paid to the participant from the general assets of the company.

    The following table shows the estimated annual retirement benefits payable in the form of a life annuity at age 65 under the Pension Plan and the Supplemental Plan. These benefits are subject to any deduction for Social Security benefits. Mr. Mackin has 11.5 years and Mr. Stone has 21.8 years of credited service under the Pension Plan as of December 31, 1997 and had annual average earnings for the last five years of $723,508 and $394,865, respectively.

AVERAGE ANNUAL
EARNINGS IN 5
 CONSECUTIVE
 HIGHEST PAID
 YEARS OUT OF
LAST 10 YEARS            ESTIMATED ANNUAL RETIREMENT BENEFITS BASED ON YEARS OF SERVICE
  PRECEDING     ---------------------------------------------------------------------------------
  RETIREMENT        5          10          15          20          25          30          35
--------------  ---------  ----------  ----------  ----------  ----------  ----------  ----------

  $  375,000    $  28,125  $   56,250  $   84,375  $  112,500  $  140,625  $  168,750  $  196,875

     400,000       30,000      60,000      90,000     120,000     150,000     180,000     210,000

     425,000       31,875      63,750      95,625     127,500     159,375     191,250     223,125

     525,000       39,375      78,750     118,125     157,500     196,875     236,250     275,625

     625,000       46,875      93,750     140,625     187,500     234,375     281,250     328,125

     675,000       50,625     101,250     151,875     202,500     253,125     303,750     354,375

     750,000       56,250     112,500     168,750     225,000     281,250     337,500     393,750

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    EMPLOYMENT CONTRACTS

    (A) R. Richard Ablon is employed by Ogden as its President and Chief Executive Officer pursuant to an employment agreement which is for a five-year term commencing January 1, 1991 and which provides that commencing December 31, 1991 and each December 31 thereafter, the term of the agreement is automatically extended an additional one-year period until Mr. Ablon reaches his normal retirement date and year to year thereafter. Either party may elect not to extend the term for an additional one-year period by written notice given to the other at least sixty days' prior to December 31, 1998 or any subsequent December 31, in which event the agreement would continue in effect until the expiration of its then existing term, at which time Mr. Ablon's employment would terminate. The annual salary under the agreement is fixed at a minimum of $500,000 with an annual incentive bonus in such amount as determined by the Board of Directors. If Mr. Ablon's employment is terminated by Ogden or if Mr. Ablon terminates employment for good reason (as described in the agreement) then Mr. Ablon would be entitled to a cash payment equal to five times the average of his salary and bonus paid during the term of the agreement.

    (B) Mr. Mackin is employed pursuant to an employment agreement which is for a five-year term commencing January 1, 1997 and continuing through December 31, 2001 and year to year thereafter, subject to the right of either party to terminate the agreement on any December 31 upon at least sixty (60) days prior written notice. The agreement provides for a minimum annual salary in the amount of $400,000, an annual incentive bonus in such amount as may be determined by the Board of Directors of Ogden Projects, Inc. ("OPI"), a wholly owned subsidiary of Ogden Energy Group, Inc., and a five-year covenant not to compete. The agreement also provides that if Mr. Mackin terminates his employment for good reason (as defined in the agreement) or if his employment is terminated for any reason other than for cause (as defined in the agreement) then he is entitled to a severance payment equal to five times his annual salary and bonus at the time of such termination.

    (C) Mr. Stone is employed by OPI pursuant to an employment agreement which became effective as of June 1, 1990 and continued through December 31, 1993, and from year to year thereafter, subject to the right of either party to terminate such employment on any December 31, upon at least sixty days prior written notice. The annual salary under the agreement is fixed at a minimum of $144,200 with an annual incentive bonus in such amount as determined by the Board of Directors. The agreement also provides that if Mr. Stone's employment is terminated for any reason other than for cause (as defined in the agreement) or if Mr. Stone terminates employment for good reason (as defined in the agreement), then Mr. Stone is entitled to a cash payment equal to three times his annual salary and bonus at the time of such termination.

    (D) Mr. Husby is employed by Ogden as its Senior Vice President and Chief Financial Officer pursuant to an employment agreement which became effective as of July 2, 1990 and continued through December 31, 1995 and year to year thereafter subject to the right of either party to terminate such employment as of December 31, 1998, or any subsequent December 31 upon sixty days prior written notice. The annual salary under the agreement is set at a minimum of $185,000 with an annual incentive bonus in such amount as determined by the Board of Directors. The agreement also provides that if Ogden terminates the employment of Mr. Husby for any reason other than for cause (as defined in the agreement) or if Mr. Husby terminates employment for good reason (as defined in the agreement), then Mr. Husby is entitled to a cash payment equal to three times his annual salary and bonus at the time of such termination.

    (E) Mr. Coit is employed by Ogden as its Senior Vice President and General Counsel pursuant to an employment agreement which became effective as of January 30, 1990 and continued through April 1, 1994, provided, however, commencing on April 1, 1991 and each April 1 thereafter, the term thereof is automatically extended an additional one year period unless terminated by Ogden upon ninety days' prior written notice. Mr. Coit's annual salary under the agreement will be no less than his base salary in 1989 plus an incentive bonus in such amount as determined by the Board of Directors. The agreement provides that if Mr. Coit is terminated by Ogden without cause or resigns for good reason(as defined in the agreement), Ogden will (a) pay Mr. Coit an amount equal to his current monthly salary plus one-twelfth his incentive bonus for the 12-month period ending on the December 31 immediately preceding his date of termination or resignation, times the lesser of (i) 12 plus 2 for each twelve months of service, or (ii) 36;
(b) purchase Mr. Coit's home for its original purchase price; and (c) continue his benefits for a number of months equal to the number of months of pay which Mr. Coit would be entitled during the period of time set forth under (a) above.

    LIMITED STOCK APPRECIATION RIGHTS

    Ogden's Stock Option Plans, as amended, (the "Plans") permit, in connection with the grant of an option award, the grant of tandem limited stock appreciation rights ("LSARs"). In general, the exercise of an LSAR by an optionee entitles the optionee to an amount in cash, with respect to each share subject thereto, equal to the excess of the value of a share of Ogden Common Stock (determined in accordance with the Plans) on the exercise date over the exercise price of the related option award. An LSAR is exercisable only during the period commencing the first day following the occurrence of a Change in Control (as defined in each Stock Option Agreement) and terminating on the expiration of ninety days after such date. In general, the term "Change in Control" means the acquisition by any person of 20% or more of the voting power of Ogden's outstanding securities, the approval by Ogden's shareholders of an agreement to merge Ogden or to sell substantially all of its assets or the occurrence of certain changes in the membership of the Ogden Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    A loan was made by Ogden in 1989 to Lynde H. Coit, Senior Vice President and General Counsel of Ogden, to assist Mr. Coit in the purchase of a home in connection with his relocation. The loan is evidenced by a demand note, bearing interest at the rate of 8% per annum and is secured by a second mortgage on the premises. The maximum amount outstanding under the loan during 1997 was $145,000. As of December 31, 1997, there was an outstanding balance of $145,000.

    The maximum amount outstanding during 1997 pursuant to a loan made by OPI in 1990 to Bruce W. Stone, an Executive Officer of Ogden and Executive Vice President and Managing Director of Ogden Energy, for the purposes of assisting Mr. Stone in the purchase of his home was $91,260. The loan is evidenced by a demand note bearing interest at the rate of 8% per annum. As of December 31, 1997 there was an outstanding balance of $88,483.

    Robert E. Smith, an Ogden director, is counsel to the law firm of Rosenman & Colin which was paid less than $120,000 for legal services rendered during 1997. Consistent with the Board's policy concerning the termination of interlocking relationships, Rosenman & Colin no longer provides services to Ogden and its subsidiaries, except for the completion of any projects already in progress.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Ogden's directors, executive officers and persons who beneficially own more than 10% of any class of Ogden's equity securities ("Reporting Persons") to file certain reports concerning their beneficial ownership and changes in their beneficial ownership of Ogden's equity securities. Ogden believes that during fiscal 1997 all Reporting Persons complied with their Section 16(a) filing requirements, except that one report covering a small purchase transaction was filed ten (10) days late by Helmut Volcker, an Ogden Director.

                                 OTHER MATTERS

    Ogden has no knowledge of any matters to be presented to the meeting other than those set forth above. The persons named in the accompanying form of proxy will use their own discretion in voting with respect to any such matters.

    Any proposals of shareholders to be presented at Ogden's Annual Meeting in 1999 must be received at Ogden's principal executive offices, Two Pennsylvania Plaza, New York, New York 10121, Attn: Vice President and Secretary, not later than December 16, 1998.

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                                                                 [LOGO]

                                               1998

                                                      NOTICE OF ANNUAL MEETING
                                                      AND
                                                      PROXY STATEMENT

                                                      . . . . . . . . . . . . .
                                                      . . . . . . . . . . . . .

                                                      THE ANNUAL MEETING OF
                                                      SHAREHOLDERS WILL BE HELD
                                                      AT
                                                      VILLAS OF GRAND CYPRESS,
                                                      ONE NORTH JACARANDA,
                                                      ORLANDO, FLORIDA
                                                      ON WEDNESDAY, MAY 20,
                                                      1998,
                                                      AT 9:00 A.M. (EASTERN
                                                      DAYLIGHT
                                                      SAVINGS TIME)